Exhibit 99.1

SVB FINANCIAL GROUP TO FULLY REPAY TARP FUNDS TO U.S. TREASURY

To Date, Company Has Paid More Than $10 Million in Dividends to the U.S. Treasury

SANTA CLARA, Calif. — December 18, 2009 — SVB Financial Group (Nasdaq: SIVB), the parent company of Silicon Valley Bank and financial partner to technology companies and venture capitalists worldwide, announced today that it has received approval from the U.S. Treasury to repay $235 million in TARP Capital Purchase Program funds, plus accrued but unpaid dividends, to the U.S. Treasury. The company expects to redeem all of the shares of its Series B Preferred Stock that were originally issued to the U.S. Treasury under the program, by the end of the year.

In the twelve months since the company began participating in the Capital Purchase Program, SVB Financial Group has made loans to more than 400 new borrowers and has increased its market share, particularly among high-growth, early-stage companies. To date, the company has paid more than $10 million in dividends to the U.S. Treasury under the program.

“The Capital Purchase Program did what it set out to do. It helped healthy banks like SVB remain confident in our capital reserves and continue to lend in an unstable environment,” said Ken Wilcox, CEO of SVB Financial Group and Silicon Valley Bank. “We are proud to say we have actively supported our clients throughout the downturn as they grew, created jobs and continued to bring innovations to market.

“It now appears that the economy is stabilizing. Our credit quality has improved, and the debt and equity markets are once again open to companies like ours seeking capital to support their clients while continuing to grow. So, the time has come to repay these funds.”

SVB closed a $300 million equity offering in November 2009, part of which was intended to be used to repay the Treasury.

Under the Capital Purchase Program, SVB Financial Group sold preferred shares in the amount of $235 million to the U.S. Treasury in December 2008. As part of the transaction, SVB agreed to pay a five percent annual dividend and granted the Treasury a warrant for common shares in the company. Once completed, the redemption of the preferred shares is expected to result in a one-time, non-cash charge that will reduce net income available to common shareholders in the fourth quarter of 2009 by approximately $11.4 million. For accounting purposes, this amount represents the difference between the repurchase price and the carrying amount of the preferred shares, or the accelerated amortization of the applicable discount on the preferred shares.

After the redemption has been completed, the company expects to repurchase the outstanding warrant issued under the Capital Purchase Program in early 2010. The warrant was initially issued for 708,116 shares of common stock. However, because of the completion of the company’s equity offering in November 2009, under the participation terms of the program, the number of shares underlying the warrant has been reduced by 50% to a total of 354,058.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “becoming,” “may,” “will, “ “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. Throughout this release, management makes forward-looking statements about its intention to repay in full the TARP proceeds under the company’s participation in the Capital Purchase Program, the expected settlement of the outstanding warrant, the expected impact on the company’s financial results for the fourth quarter 2009, capital market conditions, credit quality and overall economic environment. Although management believes that the expectations reflected in its forward-looking statements are reasonable and has based these expectations on its beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ. Factors that could cause actual results to differ include, among others: (i) additional conditions imposed by the U.S. Treasury or other regulatory authorities resulting in the postponement of repayment, (ii) delay in reaching agreement with the U.S. Treasury on the settlement of the warrant, (iii) additional adjustments in the company’s calculation of fourth quarter financial results or the application of accounting principles, including as a result of review of the expected charge to net income as a result of repayment by the company’s independent auditors, and (iv) deterioration or other changes in the state of the economy or the markets in which the company conducts business or are served by the company . For additional information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to the company’s most recently-filed Annual Report on Form 10-K for the year ended December 31, 2008 and the most recently-filed Quarterly Report on Form 10-Q for the third quarter ended September 30, 2009. All subsequent written or oral forward-looking statements attributable to the company or persons acting on the company’s behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this report are made only as of the date of this release. The company does not undertake any obligation to update forward-looking statements.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions and asset management, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group (Nasdaq: SIVB) operates through 27 offices in the U.S. and international operations in China, India, Israel and the United Kingdom. More information on the company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

Investor Contact: Meghan O’Leary, 408-654-6364, moleary@svb.com

Media Contact: Carrie Merritt, 503-574-3705, cmerritt@svb.com